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                                                                    EXHIBIT 23.3


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in the registration statement on Form S-3, as supplemented (Registration Statement File No. 333-70419), of Prison Realty Trust, Inc. (formerly Prison Realty Corporation) of our report dated March 15, 1999 relating to the consolidated financial statements of Corrections Corporation of America (formerly Correctional Management Services Corporation) and Subsidiaries included in Prison Realty Trust, Inc.'s (formerly Prison Realty Corporation's) Form 10-K for the year ended December 31, 1998, incorporated by reference in the registration statement, as supplemented, and to all references to our Firm included in the registration statement.



                                                ARTHUR ANDERSEN LLP


Nashville, Tennessee
May 18, 1999